Exhibit 5.1

August 13, 2014

Otonomy, Inc.

6275 Nancy Ridge Drive, Suite 100

San Diego, California 92121

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Otonomy, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 2,606,875 shares of Common Stock reserved for issuance pursuant to the 2014 Equity Incentive Plan, (ii) 380,000 shares of Common Stock reserved for issuance pursuant to the 2014 Employee Stock Purchase Plan and (iii) 2,093,580 shares of Common Stock which are subject to currently outstanding awards under the Amended and Restated 2010 Equity Incentive Plan, (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.